FREE WRITING PROSPECTUS Dated February 24, 2016	Filed Pursuant to Rule 433 Registration No. 333-204844 Registration No. 333-204844-02

$1.018+B ALLY AUTO RECEIVABLES TRUST 2016-2

JOINT LEADS : Barclays, BAML, JPM, Soc Gen

CO-MANAGERS : BMO, CIBC, Lloyds, PNC, Scotia

CLS	$AMT(mm)	WAL	S&P/F	P. WIN	E. FNL	L. FNL	Bench	SPREAD	YIELD	COUP	PX
A1	257.000	0.23	A-1+/F1+	1-7	09/16	03/17	Yld%	N/A	0.62%	0.62%	100.00%
A2	306.000	0.99	AAA/AAA	7-18	08/17	10/18	EDSF	+46	1.176%	1.17%	99.99693%
A3	306.000	2.13	AAA/AAA	18-36	02/19	05/20	IntS	+57	1.361%	1.35%	99.98502%
A4	97.130	3.22	AAA/AAA	36-41	07/19	01/21	IntS	+72	1.613%	1.60%	99.97614%
B	21.490	3.37	AA+/AA	41-41	07/19	04/21	IntS	+125	2.160%	2.15%	99.99892%
C	17.910	3.37	AA/A	41-41	07/19	07/21	IntS	+140	2.310%	2.29%	99.97102%
D	13.300	3.37	A+/BBB	41-41	07/19	10/22	IntS	+210	3.010%	2.99%	99.99593%

* Expected Settle : 03/02/16	* Format : SEC Registered
* First Pay Date : 03/15/16	* ERISA : Yes
* Expected Ratings : S&P/Fitch	* Min Denoms : $1k x $1k
* Ticker : ALLYA 16-2	* Pxing Speed : 1.30% ABS to 10% Call
* Bill & Deliver : Barclays	* Timing : PRICED

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.